Exhibit 99

Dear Citizens Shareholder,

I want to take this opportunity to bring you up to date on our very successful 2014 financial results as well as other exciting news concerning your bank.

Our strong financial performance continued throughout 2014 as we ended the year with net income of nearly $6.1 million. Although a major portion of these earnings were the result of a one-time recovery of previously written off income tax expense benefits, our operating earnings were impressive, approaching $1 million. This result compares very favorably to last year’s earnings of $607 thousand. At year end, book value per share has increased from 2013’s $16.29 to $25.40 at December 31, 2014 with a full $1.45 per share attributable to operating earnings.

Net loans held steady over the year while high cost deposits were decreased. The result is an increase in net interest margin from 3.64% in 2013 to 3.76% in 2014. Non-interest income increased by over $150 thousand, or nearly 11%, while non-interest expense decreased by more than $400 thousand or just over 5% relative to 2013 results.

During the year, we sold 238,057 shares of common stock, raising $3,449,446 in new capital. As a part of the capital campaign, 119,003 warrants for the purchase of common stock were issued to those purchasing stock in the campaign. These warrants allow the holder to purchase common stock in the Company at a 10% discount to the prior month’s closing book value per share.

I can now report to you that the required regulatory review has been successfully completed and we have retained Daniel Fischer as President and CEO of the bank. Dan comes to us from Wells Fargo in the Cincinnati area and has previously headed a community bank in the Orlando area. While stepping aside as President and CEO of the bank I will remain as Chairman of the Board of Citizens Independent Bancorp.

/s/ Donald P. Wood

Chairman of the Board

Citizens Independent Bancorp